Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-148619, 333-131767, and 333-83872 on Forms S-8 of Crestwood Equity Partners LP of our report dated March 4, 2014 relating to the financial statement schedule (Schedule I) as of December 31, 2012 and for the years ended December 31, 2012 and 2011 of Crestwood Equity Partners LP, listed in the accompanying index at item 15(a)(2) of this Amendment No. 1 to the Annual Report on Form 10-K of Crestwood Equity Partners LP for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Houston, Texas
March 4, 2014